UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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COHEN & STEERS REIT AND UTILITY INCOME FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
WILLIAM J. ROBERTS
MATTHEW S. CROUSE
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Cohen & Steers REIT and Utility Income Fund, Inc. (the “Fund”).  Western has filed a proxy statement with the SEC regarding the Annual Meeting.

Item 1: On March 7, 2008, the Wall Street Journal published the following article:

Cohen & Steers Funds Face Proxy Row
By LINGLING WEI and SHEFALI ANAND
March 7, 2008; Page C3

Cohen & Steers Inc., a publicly traded money-management firm and the largest U.S. investor in real-estate investment trusts, is facing a proxy battle from a hedge fund over two of its closed-end funds.

The hedge fund, Western Investment LLC, claims that the interests of the directors of the funds aren't aligned with those of their shareholders and that the directors aren't doing enough to boost the funds' values. Hedge funds have been targeting all kind of closed-end funds that are trading at discounts to the value of their underlying assets. And real-estate funds are likely candidates for such activism because they have been sold off amid fears the property market is weakening.

The corporate-governance criticism appears ironic for Cohen & Steers, given that the New York firm often preaches on that topic to the REITs it invests in. "Absolutely, we consider ourselves a corporate-governance leader," said Robert Steers, co-chairman and co-chief executive of Cohen & Steers. "We're not embarrassed by what this firm is doing." He said the funds have strong governance and investment records and he questioned Western Investment's motivations.

Western Investment, a large shareholder of the two funds -- the Cohen & Steers REIT and Utility Income Fund and the Cohen & Steers Select Utility Fund -- says the directors have failed to take steps to narrow the persistent discounts at which the funds have been trading to their net asset values, a measure of the worth of the funds' underlying holdings. The REIT and Utility Income fund traded at a discount of 10.6% to net asset value and the Select Utility fund at a discount of 5% as of Wednesday, according to research firm Lipper Inc.

Recently, Western Investment filed a slate of three directors to run for election to the funds' boards at their annual meetings April 1. In a filing with the Securities and Exchange Commission, Western Investment said truly independent directors "would have long ago aggressively acted" to narrow the funds' discounts to the values of their holdings through stock buybacks. Western Investment said it believes Cohen & Steers has been unwilling to do that because doing so would reduce the funds' net assets, thereby lowering the management fees paid to the parent company. The money manager collects fees based on the amount of assets under management.

Western Investment said the seven outside directors of the funds, who sit on the boards of all the funds run by Cohen & Steers, serve to make the parent company more profitable at the expense of shareholders of the individual funds. "The directors are handpicked by the management," says Arthur Lipson, managing member of Western Investment in Salt Lake City.

Cohen & Steers says the criticism is off base. In letters to shareholders yesterday in response to Western Investment's challenge, the funds' board said both funds have outperformed their benchmarks over the one- and three-year periods. "Your board is focused on sustainable and long-term performance and is proud of the funds' strong track record," the letters said. Both funds have managed to narrow the discounts to their net asset value through dividend increases and investment performance, Mr. Steers said, adding that share repurchases have only "very short-term benefit but create longer-term problems" because that would leave the funds saddled with higher expenses.

This isn't the first time Western Investment has launched such proxy fights. It has been active in waging proxy fights against various kinds of closed-end funds in recent years. Closed-end funds have a set number of shares that trade all day on an exchange like a stock. Unlike traditional mutual funds, closed-end funds can trade at a price different from the value of their underlying assets. If a fund trades at a deep discount for a long period, activist shareholders sometimes move to get their representatives on the fund's board, as Western is trying to do. The goal is to try to reduce the discounts, by making the fund buy back shares, or in an extreme case, liquidating it.